Exhibit 10.4

                                HANSEN AGREEMENT

                                  Banner Creek

                  MINERAL LEASE AGREEMENT & OPTION TO PURCHASE

         This Mineral Lease Agreement & Option to Purchase is made and entered into between GOLDEN PHOENIX MINERALS, INC.(GPM) the lessee and ERIK HANSEN ("HANSEN") the owner.

                                    RECITALS

         A. HANSEN is the owner of certain state mining claims situated in the Fairbanks recording district, Alaska known as the Lucky Group/Banner Creek Claims situated in the Richardson Mining District more particularly described in Exhibit A (including the map which is a part of Exhibit A) attached to this Agreement and by this reference incorporated herein. The foregoing state mining claims are referred to in this Agreement as the "Claims."

         B. GOLDEN PHOENIX desires to lease the Claims to conduct mineral exploration activities on the Claims to develop a commercial mine and to have the option to purchase the Claims.

         C. HANSEN desires to reserve to himself the placer rights associated with the Claims unless the Claims are purchased by GOLDEN PHOENIX.

         NOW, THEREFORE, in consideration of the parties' promises in this Agreement, the parties agree:

                                    AGREEMENT

         1. Grant of Rights and Term. HANSEN grants to GPM all rights, which Hansen has acquired from the State of Alaska through the ownership of the Claims, to enter upon the Claims to conduct such exploration and prospecting operations as GPM may deem appropriate to determine the presence, location, quantity and value of minerals contained within the Claims, excepting therefrom the placer rights.

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Such operations may include, but shall not be limited to, mapping, sampling including bulk sampling, trenching, drilling, testing, assaying, conducting environmental studies and other geochemical and geophysical exploration methods whether now known or in the future developed. GPM may establish drill sites and construct such minor roads as may be necessary to the conduct of the foregoing activities, provided GPM secure permits from the appropriate permitting authorities. GPM may also mine and remove such amount of minerals as GPM may deem appropriate for sampling, assaying, metallurgical testing and evaluation of the Property without exercising the Option to purchase, however, minerals may not be removed for sale unless the Option to Purchase has been exercised and the full purchase price paid. The term of this Agreement shall expire on October 1, 2002 unless sooner terminated in accordance with the terms of this Agreement.

         2. Payments, Work Commitments and Net Returns Production Royalty.

                  2.1 On execution of this agreement GPM shall pay HANSEN the sum of TEN THOUSAND DOLLARS ($10,000.00) in cash and Five Thousand (5,000) shares of common stock of Golden Phoenix Minerals, Inc.

                  2.2 During the term of this Agreement GPM shall make the following payments to HANSEN and such payments shall be directed to HANSEN'S bank account provided HANSEN has given GPM detailed instructions as to the account and the procedures to be used:

Date
                                  Cash Payment
                                                            Stock

On or before April 1, 1998

                                  $6,000.00

                                                            2,500 shares of
                                                            GOLDEN PHOENIX

On or before October 1, 1998

                                  $6,000.00
                                                            2,500 shares of

                                                            GOLDEN PHOENIX

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On or before April 1, 1999

                                 $10,000.00

                                                            2,500 shares of
                                                            GOLDEN PHOENIX

On or before October 1, 1999

                                 $10,000.00

                                                            2,500 shares of
                                                            GOLDEN PHOENIX

On or before April 1, 2000

                                 $15,000.00

                                                            2,500 shares of
                                                            GOLDEN PHOENIX

On or before October 1, 2000

                                 $15,000.00

                                                            2,500 shares of
                                                            Golden Phoenix

On or before April 1, 2001

                                 $20,000.00

                                                            2,500 shares of
                                                            Golden Phoenix

On or before October 1, 2001

                                 $20,000.00

                                                            2,500 shares of
                                                            Golden Phoenix

On or before April 1, 2002

                                 $25,000.00

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                                                            2,500 shares of
                                                            Golden Phoenix


                  2.3 GPM agrees to perform work upon the claims in the amount and during the time frames stated herein as follows:



  Work Commitment

                                   Period within which work is to
                                   be performed
  $10,000.00

                                   Before September 1, 1998

  $10,000.00

                                   Before September 1, 1999

  $20,000.00

                                   Before September 1, 2000

  $50,000.00

                                   Before September 1, 2001

  $50,000.00

                                   Before September 1, 2002


                  2.4 GPM agrees to pay a two percent (2%) net returns production royalty ("Net Returns Royalty) for any production from the Lucky Group/Banner Creek Claims subject to this Agreement. GPM also agrees to pay a one percent (1%) Net Returns Royalty on any other claims owned, acquired or controlled by GPM in the Richardson mining district between August 1, 1997 and December 31, 1999, including, but not limited to the claims and prospecting sites listed in Exhibit B, attached hereto. The Net Returns Royalty shall be calculated and payable on a calendar quarter basis payable on all minerals, ores, concentrates, metals and other materials ("Minerals") produced from the Claims during "Commercial Production."

                  2.5 The term "Commercial Production" shall be defined as the mining, extraction, processing, and recovery for sale of Minerals from the Claims.

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         Commercial Production shall not include the taking of Minerals from the
         Claims for the purpose of determining the amenability to beneficiation processes or mining thereof, including bulk sampling.

                  2.6 The term "Net Returns Royalty" shall mean the total "Gross Sale Proceeds" or "Deemed Gross Sale Proceeds" less deduction for the following total actual costs paid by, charged to or otherwise incurred by GPM within that calendar quarter which are attributed to handling, treatment and sale of individual Minerals within that calendar quarter;

                  (1) All smelting, refining, treatment, assaying, sampling, umpiring, selling, or other costs, charges and penalties charged by any refinery, smelter or other purchaser of Minerals;

                  (2) All taxes paid on production of Minerals, except income taxes, including but not limited to, production, severance, sales and privilege taxes, and all local, state and federal royalties that are based upon the production of Minerals;

                  (3) All costs of loading, securing, transporting and insuring Minerals from the Claims to the refinery, smelter or purchaser;


         3. Option to Purchase.

                  3.1 HANSEN grants to GPM the option ("the "Option"), exercisable by GPM in its sole and exclusive discretion at any time during the term of this Agreement, to purchase all of the Claims for a purchase price of One Million Dollars ($1,000,000.00). All cash payments paid to HANSEN prior to the exercise of the Option shall be credited against the purchase price.

                  3.2 If GPM timely exercises the Option, the closing shall be no later than December 31, 2002. The closing shall be held at a time and place as may be mutually agreed upon by the parties. At the closing HANSEN shall deliver to GPM a properly executed and acknowledged assignment or other form of conveyance document conveying the Claims free and clear of liens and encumbrances other than the Net Returns Royalties as provided for in Section 2.4 payable from production from the Claims and GPM shall deliver the balance of the purchase price. The parties agree that they will execute and deliver such other documents and take such other action as may be necessary to carry out their obligations under this Agreement.

         4. Indemnification & Insurance. GPM shall indemnify and save harmless HANSEN, his successors and assigns, of and from any liability for any claims, actions or damages arising from the occupation and use of the Claims by GPM pursuant to this Agreement. GPM agrees to maintain liability insurance in the amount of One Million Dollars($1,000,000.00) and to provide HANSEN with evidence thereof. HANSEN shall indemnify and save harmless GPM, its successors and assigns, from liability for any claims, actions or damages arising from occupation and use of the Claims by HANSEN before the Effective Date of this Agreement.

         5. Compliance with the Law. All exploration and development work performed by GPM on the Property during the term of this Agreement shall conform with the applicable laws and regulations of the state in which the Property is situated and the United States of America. GPM shall be fully responsible for compliance with all applicable Federal, state and local reclamation statutes, regulations and ordinances related to such work. GPM agrees to post a reclamation bond prior to exploration activities involving heavy equipment. HANSEN agrees to cooperate with GPM and GPM's application for governmental licenses, permits, zoning changes and approvals, the cost of which shall be born by GPM.

         6. No Partnership. This Agreement shall not constitute any party the partner, agent or legal representative of any other party nor create any partnership, mining partnership or fiduciary relationship among the parties for any purpose.

         7. Annual payments. HANSEN hereby represents that he has paid all current fees for the claims described in Exhibit A. GPM agrees to pay all further claim fees due and payable prior to termination of this Agreement. GPM agrees to pay the State of Alaska 6(i) mining claim rent by October 1 of each year the lease is in effect and provide HANSEN with evidence of that payment within ten (10) working days thereof. GPM agrees to provide Hansen with a copy of the recorded Affidavit of Annual Labor by October 15 of each year this lease is in effect.

         8. Assignment. Either party may sell, assign, transfer, convey or otherwise dispose of or deal with its interest in the Agreement upon giving the other party written notice thereof fifteen (15) days prior to the intended transfer. The parties hereto agree that the assignment of either parties interest shall not increase the obligations of the other party nor change any of the terms of the Agreement.

         9. Amendment, Relocation and Conversion of Claims. Subject to Hansen's approval, which shall not be unreasonably withheld, GPM shall have the right, in its sole and exclusive discretion, to amend or relocate the Claims. If the mining laws of the United States or the State of Alaska are amended or repealed or law enacted which permit or require the conversion of the Claims from unpatented mining claims to leases, licenses, privileges or other interests, GPM may, in its sole and exclusive discretion, elect to convert the Claims in which case the interest of GPM in any such leases, licenses, privileges or other interests shall be subject to the terms of this Agreement. To the extent GPM elects not to convert the Claims in accordance with this Section 9 and such claims become subject to surrender, abandonment or forfeiture, the right and obligations of GPM and HANSEN with respect to any Claims or portion of the Claims subject to the surrender, abandonment or forfeiture shall be subject to the provisions of Section 10.1. GPM shall have no obligation or liability to HANSEN for any claim or assertion of loss or damage resulting from the amendment, relocation, conversion or attempted conversion of the Claims in accordance with the terms of this Section 9.

         10. Abandonment, Surrender and Termination. GPM shall have the right to abandon or surrender any portion of the Property or terminate this Agreement as provided below.

                  10.1 Abandonment of Claims.

                  GPM may, in its sole and exclusive discretion, abandon any of the Claims. GPM shall give written notice to HANSEN of its election to abandon a Claim which notice shall describe the Claim to be abandoned. HANSEN shall have thirty (30) days after its receipt of the notice of abandonment to elect, in his sole and exclusive discretion, to take from GPM a quitclaim deed for the Claim to be abandoned. HANSEN shall deliver written notice of his election. If HANSEN does not elect to take a quitclaim deed of the Claim, GPM shall have the absolute right to abandon such Claim. On conveyance of the Claim to HANSEN or abandonment of the Claim by GPM, the obligations of GPM to HANSEN under this Agreement with respect to such conveyed or abandoned Claim shall cease, except such obligations as have accrued before the date of abandonment or reconveyance.

                  10.2 Termination of Agreement.

                  GPM may at any time terminate this Agreement by giving written notice to HANSEN. Termination of this Agreement by GPM shall be deemed to be an election by GPM to abandon the Claims and to surrender any right, title and interest therein.

1.       11. GPM Representations.

                  11.1 GPM is a corporation duly incorporated under the laws of the State of Minnesota, is validly existing and is in good standing under the laws of Minnesota, and is duly qualified to conduct business in the State of Alaska.

                  11.2 GPM has the authority to enter into this Agreement and the Officer signing this Agreement has the authority to enter into this Agreement.

2.       12. HANSEN Representations.

                  12.1 HANSEN is the sole legal and equitable owner of the Claims (subject to the paramount title in the State of Alaska).

                  12.2 The Claims are free and clear of all liens and encumbrances and outstanding adverse claims and interests, except taxes not yet payable.

3.       13. Force Majeure.

         GPM shall not be deemed in default of this Agreement during any period when it is hindered, prevented or delayed from complying therewith in whole or in party by, including but not limited to: acts of God; acts of the public enemy; labor disturbances; civil disorders; war; unavoidable accidents; unusually severe weather; unforeseen geological conditions; inability to obtain any necessary permits, bonds or operating approvals whether by action or inaction of governmental agency under asserted authority; environmental restrictions or conditions; or any other cause reasonably beyond the control of GPM, other than financial or economic delays, each of which is called a "Force Majeure." The term of this Agreement shall be extended by the period of any Force Majeure. GPM shall not be required to compensate HANSEN for any loss occasioned by a Force Majeure. GPM shall promptly notify HANSEN of any suspension caused by a Force Majeure and it shall use reasonable diligence to remedy or eliminate the cause of such suspension. However, GPM shall not be required to remedy the effects of any Force Majeure by settlement of any labor difficulty contrary to its wishes or contest the validity of any law, regulation or any action or inaction by a civil or military authority. The handling of those controversies shall be entirely within GPM's discretion.

4.       14. Disputes not to Interrupt Operations.

         Disputes or differences between GPM and the HANSEN shall not interrupt performance of this Agreement. In the event of any dispute or difference, GPM may continue operations and pay any Net Returns Royalties in the same manner as prior to the dispute until the matters have finally been determined between GPM and HANSEN by judicial determination, if necessary.

5.       15. Memorandum Agreement.

         GPM and HANSEN shall sign and acknowledge a memorandum of this Agreement suitable for recording to give notice hereof to third parties. GPM shall record the memorandum at its expense. This Agreement shall not be recorded.

6.       16. Notices.

         Any notice or other communication ("Notice") required to be given under the terms of this Agreement shall be in writing and shall become effective; when personally served upon the party to be given such Notice; when posted by certified or registered mail, return receipt requested; or when delivered by telex, telegram, telecopier or other wire service.

The addresses for such Notices shall be:

HANSEN:   Erik Hansen

          P.O. Box 97

          Ester Alaska 99725

          (907) 479-2195 - phone

          (907) 479-2191 - telecopier

GPM:      Golden Phoenix Minerals, Inc.

          3595 Airway Drive, Suite 405

          Reno, NV  89511

          ATTN:  Michael R. Fitzsimonds, President

                  (702) 853-4919 - phone

                  (702) 853-5010 - telecopier

7.       17. Binding Effect of Obligations.

         All covenants, conditions and terms of this Agreement shall be of benefit to and run with the Property and shall bind and inure to the benefit of the parties hereto, their respective heirs, representatives, assigns and successors in interest.

8.       18. Whole Agreement.

         This Agreement and exhibits attached hereto set for the entire agreement between the parties hereto with respect to the subject matter hereof. This Agreement supersedes all prior written and oral negotiations, discussions, agreements and understandings related to such subject matter. Any modification of the terms of this Agreement must be in writing, dated subsequent to the Effective Date, and signed by each of the parties hereto.

9.       19. Governing Law.

         This Agreement is to be governed by and construed under the laws of the State of Alaska.

10.      20. Multiple Counterparts.

         This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same Agreement.


11.      21. Severability.

         Any provision of this Agreement prohibited by the laws of the United States or the State of Alaska shall be ineffective to the extent of such prohibition without invalidating the remaining provisions of this Agreement.

12.      22. Summary Reports.

         In each year during the term of this Agreement, HANSEN may request that GPM deliver a summary report of GPM's activities on the Claims for the preceding calendar year. GPM shall deliver the summary report to HANSEN within sixty (60) days from GPM's receipt of the request. GPM shall have no liability to HANSEN or any other party arising from or relating to the information in the summary report.

13.      23. Effective Date.

         The effective date of this Agreement shall be ____________, 1997.

         The parties hereto have executed this Agreement on the dates set forth hereafter.

HANSEN:

----------------------------------          --------------------------------
     Erik Hansen                            Taxpayer Identification Number



GOLDEN PHOENIX MINERALS, INC.



----------------------------------
BY:
   -------------------------------

Name:
     -----------------------------
Title:
      ----------------------------

                        State of ALASKA      )

                                             )ss.

                        County of____________)

         This Agreement was acknowledged before me on this ______ day of ____________, 1997 by ERIK HANSEN.




---------------------------------
NOTARY PUBLIC

                        State of NEVADA      )

                                             )ss.

                        County of WASHOE_____)

         This Agreement was acknowledged before me on this ____ day of _______________________, 1997 by _____________________ as the
_______________________ of GOLDEN PHOENIX MINERALS, INC.




-------------------------------
NOTARY PUBLIC